Exhibit 10.2

EMPLOYMENT AGREEMENT

                THIS AGREEMENT is made as of the 29th day of March, 2004 by and between Minrad Inc., a Delaware corporation, with an office at 847 Main Street, Buffalo, NY 14203 (the "Corporation") and John McNeirney residing permanently in the Atlanta, Georgia area (the "Executive").

                Introductory Statement. The Executive has been employed as Senior Vice President and Chief Technical Officer of the Corporation for many years. During the course of his employment, the Executive has become experienced in the business of the Corporation, including its trade secrets, customers, market areas, sources of supply and manner of doing business. In addition, the growth and success of the business of the Corporation and the development of a market for the Corporation's products have been due in large part to the services and unique talents of the Executive. Therefore, the Corporation desires to continue to employ the Executive as Vice President and Chief Technical Officer of the Corporation, and the Executive desires to accept continued employment, upon the terms and conditions contained in this Agreement.

                NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement the parties agree as follows:

                1.0 Effective Date; Term of Employment.

(a)	The Executive and the Corporation are parties to an Employment Agreement dated on or about August 1, 2001 (the "Existing Agreement") and agree that the terms and conditions of the Existing Agreement shall continue in full force and effect until September 30, 2004. This Agreement shall come into effect on October 1, 2004 (the "Effective Date").

(b)	Subject to the terms and conditions set forth in this Agreement, the Corporation shall employ the Executive as Vice President and Chief Technical Officer of the Corporation for the period beginning on the Effective Date and continuing until September 30, 2005.

                2.0 Duties. Subject to the terms and conditions set forth in this Agreement, the Executive shall serve as Vice President and Chief Technical Officer of the Corporation, and shall perform such duties and discharge such responsibilities as the Chief Executive of the Corporation shall from time to time reasonably direct while recognizing the executive nature and scope of the Executive's employment, and subject also at all times to the control of the Board of Directors. Subject to the yearly election of officers of the Corporation by the Board of Directors in the exercise of its judgment, it is contemplated that the Executive will continue to be elected to the position of Vice President.

                The Executive shall perform his duties and discharge his responsibilities in a faithful manner and to the best of his ability. Unless otherwise agreed upon by the Corporation and the Executive, the Executive shall devote substantially all of his business time and attention to the performance of the duties called for by this Agreement. The Executive shall not serve as a director or manager of any other business corporation or entity (other than FAI) without the prior written consent of the Board of Directors of the Corporation.

                The Corporation reserves the right of its Board of Directors and President to assign from time to time to the Executive additional duties and responsibilities and to delegate to other Executives of the Corporation duties and responsibilities normally discharged by the Executive. All such assignments and delegations of duties and responsibilities shall be made by the Chief Executive Officer and the Board of Directors of the Corporation in good faith and shall not materially affect the general executive character of the work to be performed by the Executive.

                3.0 Compensation. So long as the Executive is employed by the Corporation:

                3.1 The Executive shall receive an annual base salary of not less than $114,500 payable bi-weekly. The Executive's annual base salary shall be increased to $130,000 upon his successfully completing all of the following objectives: (a) the recruitment of a Director of Advanced Development who is hired by the Corporation; (b) the Corporation's first converted sale of a Sabre Source product; and (c) the Corporation's completion of an ANDA filing for sevoflurance with the U.S. FDA.

                3.2 The Executive shall be entitled to an annual bonus for each fiscal year of the Corporation during which the Executive is employed and, subject to Articles 6.0, 7.0 and 7.1-7.5 hereof, any part thereof, determined as follows:

(a)	The Corporation's gross profit after distribution expenses will be determined for each fiscal year as herein provided (the "Net Profit Amount"); and

(b)	The Executive shall be entitled to one-half of one percent (0.5%) of the portion of the Net Profit Amount for each fiscal year (the "Bonus Year") up to the amount of the Net Profit Amount for the prior year plus one percent (1%) of the amount by which the Net Profit Amount for each Bonus Year exceeds the Net Profit Amount for the prior year;

provided, however, that the maximum amount of any bonus that can be earned under this Section 3.2 is $240,000. The bonus is to be payable on an annual basis, based on the Corporation's audited financial statements.

                3.3 If the Corporation shall deduct or withhold from all payments made to the Executive pursuant to this Agreement all amounts which may be required to be deducted or withheld under any applicable law now in effect or which may become effective during the term of this Agreement (including but not limited to Social Security contributions and income tax withholdings).

                3.4 The Executive shall be entitled to participate in the qualified retirement plan or plans, if any, adopted by the Board of Directors of the Corporation for the executive officers of the Corporation as such plan or plans may be amended from time to time.

                3.5 The Executive shall receive the various other fringe benefits, if any, provided for the executive officers of the Corporation that may be authorized from time to time by the Board of Directors of the Corporation in its sole discretion.

                3.6 The Executive may be entitled to receive increases in compensation. The determination of the amount of such increases in compensation, if any, and the time and method of payment of such increases shall be vested in the sole discretion of the Board of Directors of the Corporation.

                4.0 Vacations. The Executive shall be entitled to take three (3) weeks of vacation per year on a non-cumulative basis.

                5.0 Reimbursement for Expenses. The Corporation shall reimburse the Executive for expenses which the Executive may from time to time reasonably incur on behalf of and at the request of the Corporation in the performance of his responsibilities and duties under this Agreement, provided that the Executive shall be required to account to the Corporation for such expenses in the manner prescribed by the Corporation.

                6.0 Termination of Employment by Reason of Death. If the Executive shall die during the term of this Agreement, this Agreement shall terminate automatically as of the date of his death, and the Corporation shall pay to the Executive's legal representatives the sum of the salary which would otherwise be payable to the Executive up to the end of the month in which his death occurs plus (a) the prorated portion of any bonus payable under Section 3.2, or otherwise approved by the board of directors of the Corporation, for the fiscal year in which termination occurs and not yet paid (determined by multiplying the bonus for the fiscal year in which termination occurs by a fraction, the numerator of which is the number of whole or partial months in such fiscal year during which this Agreement was in effect and the denominator of which is twelve (12), and (b) all other benefits and reimbursable expenses accrued and owing to the Executive with respect to his employment prior to such termination (the amounts provided for in clauses (a) and (b) being the "Accrued Obligations").

                7.0 Termination of Employment by Reason of Disability. If the Executive shall become temporarily disabled during the term of this Agreement, all of the Executive's rights under this Agreement shall continue until such time as the Executive either returns to work or is deemed "permanently disabled" (as hereinafter defined in Section 7.2).

                7.1 If the Executive shall be deemed permanently disabled, the Executive's employment shall automatically terminate at the end of permanent disability. Upon such termination, the Corporation shall pay the Executive (or his legal representatives) the sum of any unpaid salary plus any Accrued Obligations. During the period of permanent disability the Executive's shall be entitled to receive any benefits payable under the Corporation's disability insurance program.

                7.2 The Executive shall be deemed permanently disabled for purposes of this Agreement if:

(a)	in the opinion of the Board of Directors, the Executive is unable to render full-time service to the Corporation pursuant to the terms of this Agreement for six consecutive months; or

(b)	in the opinion of the Board of Directors, the Executive is unable to render full-time service to the Corporation pursuant to the terms of this Agreement for nine months out of any twelve consecutive month period; or

(c)	in the opinion of the Corporation's Medical Director or, if there is no Medical Director at such time, a physician mutually selected by the Corporation and the Executive or selected in accordance with the provisions of this Section 7.2, the Executive is permanently unable to render full-time service to the Corporation under this Agreement.

                If the Corporation and the Executive are unable to mutually agree upon the selection of a physician under "(c)" above within 30 days of either party requesting the other to so agree, each party shall select a physician and the two physicians so selected shall promptly select a third physician who shall make such determination.

                7.3 Termination of Employment for Cause. The Corporation may immediately terminate the Executive's employment in the event that the Executive shall do or cause to be done any act which constitutes "cause" (as hereinafter defined) for termination. For purposes of this Agreement, cause shall be deemed to mean a material breach by the Executive of this Agreement, gross negligence or willful misconduct in the performance of his duties, dishonesty to the Corporation (conviction of a crime in any court which could have the effect of causing the termination or suspension of any license which the Corporation holds), conviction of a felony or excessive absenteeism not related to disability. If the Executive's employment is terminated by the Corporation for cause, the Corporation's only obligation shall be to pay the Executive his salary under Article 3.0 of this Agreement plus any reimbursable expenses that have not been paid as of the date of such termination. Nothing contained in this Article 7.0 shall in any way waive, restrict or prejudice the Corporation's rights and remedies in equity and at law against the Executive with respect to the matter for which the Executive's employment under this Agreement is terminated for cause.

                7.4 Termination Without Cause. The Corporation may terminate the Executive without cause. If the Executive's employment is terminated by the Corporation without cause, the Corporation shall pay the Executive the sum of (a) his salary for the remainder of the term of this Agreement, plus (b) any Accrued Obligations.

                7.5 Nonrenewal. If the Executive's employment is not continued after the term provided for in Section 1(b), all obligations of the Corporation to the Executive shall terminate except for the payment of any unpaid salary and Accrued Obligations and such other obligations as are mandated by applicable law.

                8.0 Confidentiality. During the course of his employment as an executive officer of the Corporation, the Executive has had and will have access to and will gain knowledge with respect to all of the lines of business of the Corporation, including product information, information concerning customers, brokers, suppliers and other valuable information relating to the development, manufacture, storage, shipment, marketing and sale of products of the Corporation ("Confidential Information"). The parties also agree that covenants by the Executive not to make unauthorized disclosures of the Confidential Information and not to use the Confidential Information after the termination of the Executive's employment with the Corporation in a business in competition with that of the Corporation are essential to the growth and stability of the business of the Corporation. Accordingly, Executive agrees that, except as required by his duties under this Agreement, he or she shall not use or disclose to anyone at anytime during or after the term of this Agreement any Confidential Information obtained by him or her in the course of his employment with the Corporation.

                9.0 Non-Competition.

                9.1 During the term of this Agreement and for a period of 12 months after the date of the termination of this Agreement, the Executive agrees that he shall not directly or indirectly, for his own account or as agent, officer, director, trustee, consultant or shareholder of any corporation or a member of any firm or otherwise, anywhere in the United States engage or attempt to engage in any business activity which is the same as, substantially similar to or directly competitive with (a) the type of business of the Corporation in designing, developing and producing products intended to minimize radiation exposure and enhance surgical accuracy in fluoroscopically assisted medical procedures, (b) the Corporation's generic inhalation pharmaceutical business involving enflurane, isoflurane or sevoflurane or related products and/or (c) the Corporation's conscious sedation business.

                9.2 During the term of this Agreement and for a period of 12 months from the date of termination of this Agreement, the Executive agrees that he or she shall not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any corporation, or member of any firm or otherwise, employ or solicit the employment of any employee of the Corporation.

                9.3 It is acknowledged and agreed by the Corporation that the Executive's ownership of shares of a company which competes with the business of the Corporation shall not violate this Article 9.0 unless (a) the Executive also participates in the management of such company as an officer, director or consultant or (b) the Executive owns a controlling interest in such company.

                9.4 The Executive acknowledges and agrees that the foregoing territorial and time limitations and restrictive covenants are reasonable and properly required for the adequate protection of the business and affairs of the Corporation, and in the event any such territorial or time limitation is found to be unreasonable by a court of competent jurisdiction, the Executive agrees and submits to the reduction of either said territorial or time limitation or both, to such an area or period as the court may determine to be reasonable.

                10.0 Rights to Discoveries.

                10.1 Subject to Section 10.2 hereof, the Executive agrees that all ideas, inventions, trademarks and other developments or improvements conceived, developed or acquired by the Executive, whether or not during working hours, at the premises of the Corporation or elsewhere, alone or with others, that are within the scope of the Corporation's business operations or that relate to any work or projects of the Corporation shall be the sole and exclusive property of the Corporation. The Executive agrees to disclose promptly and fully to the Corporation all such ideas, inventions, trademarks or other developments and, at the request of the Corporation, the Executive shall submit to the Corporation a full written report thereof regardless of whether the request for a written report is made after the termination of this Agreement. The Executive agrees that during the term of this Agreement and for 6 months thereafter, upon the request of the Corporation and at its expense, he shall execute and deliver any and all applications, assignments and other instruments which the Corporation shall deem necessary or advisable to transfer to and vest in the Corporation the Executive's entire right, title and interest in and to all such ideas, inventions, trademarks or other developments and to apply for and to obtain patents or copyrights for any such patentable or copyrightable ideas, inventions, trademarks and other developments.

                10.2 Notwithstanding the provisions of Sections 6.0, 7.1 through 7.5 and 10.1, the Executive shall have the rights under the Corporation's Patent and Invention Policy, including but not limited to the rights to any royalty payable thereunder.

                11.0 Insurance. The Executive agrees that the Corporation, in its sole discretion, may apply for insurance coverage to be owned by it and for its benefit covering the Executive in any amounts deemed advisable by the Corporation, and the Executive waives any right, title or interest therein. The Executive agrees to submit to all required examinations and to execute, assign and deliver all applications and other documents necessary to effectuate such insurance coverage.

                The Executive shall have the right to purchase from the Corporation, within 30 days after termination of this Agreement, all such policies of insurance covering him or her, at a price equal to the cash value of such policies, plus the unearned portion of any premiums, on the date of such termination. For purposes of this Article 11.0, "cash value" shall mean the net cash amount, after adjustment for credits and debits, at which such policies could be surrendered by the Corporation on the date of such termination. Upon receipt of the purchase price, the Corporation shall deliver such policies to the Executive and shall execute all necessary instruments of transfer. The Executive shall have no further rights in any such policies not so purchased within such 30-day period.

                12.0 Notices. All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given or delivered if mailed, by certified mail, postage prepaid, addressed to the appropriate party, at the address for such party set forth at the beginning of this Agreement. Any party may from time to time designate by written notice given pursuant to this Article 12.0 any other address or party to which any such notice or communication or copies thereof shall be sent.

                13.0 Equitable Relief. The Executive acknowledges that the Corporation will suffer damages incapable of ascertainment in the event that any of the provisions of Article 8.0, 9.0 or 10.0 hereof are breached and that the Corporation will be irreparably damaged in the event that the provisions of Articles 8.0, 9.0 and 10.0 are not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of Articles 8.0, 9.0 or 10.0 of this Agreement, the Executive agrees and consents, that in addition to any and all other remedies available to the Corporation, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of Articles 8.0, 9.0 or 10.0 of this Agreement. The Executive agrees not to urge in any such action that an adequate remedy exists at law. All expenses, including, without limitation, attorney's fees and expenses incurred in connection with any legal proceeding arising as a result of a breach or threatened breach of Articles 8.0, 9.0 or 10.0 of this Agreement shall be borne by the losing party to the fullest extent permitted by law and the losing party hereby agrees to indemnify and hold the other party harmless from and against all such expenses.

                14.0 Miscellaneous. This Agreement shall be governed by the internal domestic laws of the State of New York without reference to conflict of laws principles. This Agreement shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of the parties hereto (provided, however, that the Executive shall not have the right to assign this Agreement in view of its personal nature). All headings and subheadings are for convenience only and are not of substantive effect. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings and writings (or any part thereof) whether oral or written between the parties hereto relating to the subject matter hereof. There are no oral agreements in connection with this Agreement. Neither this Agreement nor any provision of this Agreement may be waived, modified or amended orally or by any course of conduct but only by an agreement in writing duly executed by both of the parties hereto. If any article, section, portion, subsection or subportion of this Agreement shall be determined to be unenforceable or invalid, then such article, section, portion, subsection or subportion shall be modified in the letter and spirit of this Agreement to the extent permitted by applicable law so as to be rendered valid and any such determination shall not affect the remainder of this Agreement, which shall be and remain binding and effective as against all parties hereto.

                IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

/s/ John McNeirney
John McNeirney (Executive)

MINRAD INC.

By	/s/ William H. Burns, Jr.